Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

June 30, 2018

Shareholders, Clients and Team Members:

I am pleased to report that in addition to reporting net income for the first half of 2018 of approximately $4.0 million, a 55.1% increase as compared to the first half of 2017, the Company’s Board of Directors declared a $0.12 per common share dividend.

During the first half of 2018, we continued the execution of our strategic initiatives to further improve the value of your investment.   During that six month period, those efforts led to positive results including increased deposit and loan balances of 1.7% and 6.5%, respectively.  In addition to continued growth, the company has been putting efforts into further development of our residential loan originations and governmental lending.  While these two initiatives required net investments in the first half of the year, these areas will give your company the opportunity to generate additional non-interest income through gain on loan sales.  I believe it is important to note that we are focusing the growth of these areas in our current markets. That strategy will give the Company the opportunity to grow relationships, not merely conduct transactions.  While transactional gains drive current profitability, relationship banking is, has been, and will continue to be the fundamental driver of our long-term profitability and success.

The continued accomplishments of your Company is the undeniable result of the ongoing efforts of the Company’s dedicated team members and Board of Directors in implementing our Strategic Plan. Their efforts and our strong corporate values of respect for and accountability to our shareholders, clients, colleagues, and communities are the foundation for the continued success of your Company.

Thank you for your continued support and the trust you have placed in us.

Respectfully,

Brian D. Young

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Six months ended June 30, 2018	Six months ended June 30, 2017
(dollars in thousands, except per share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 16,451	$ 11,388
Interest expense	2,594	1,259
Net interest income	13,857	10,129
Provision (credit) for loan losses	200	(350)
Net interest income after provision (credit) for loan losses	13,657	10,479
Non-interest income	4,411	2,385
Non-interest expenses	13,350	9,522
Income before income taxes	4,718	3,342
Provision for income taxes	719	763
Net income	$ 3,999	$ 2,579

Average common shares outstanding (basic)	3,268,083	3,267,020

PER COMMON SHARE
Net income	$ 1.22	$ 0.79
Book value	$23.36	$23.13
Tangible book value	$15.33	$19.83
Closing price	$22.00	$22.30

FINANCIAL RATIOS
Return on average assets	1.02%	0.81%
Return on average tangible equity	16.42%	8.16%
Net interest margin	4.02%	3.62%
Efficiency ratio	71.68%	73.89%
Loans (including held for sale) to deposits	85.19%	71.53%

PERIOD END BALANCES
	As of June 30, 2018	As of June 30, 2017
Assets	$807,784	$636,678
Loans, gross	$539,535	$384,311
Deposits	$641,228	$537,303
Shareholders' equity	$ 76,352	$ 75,557

Common shares outstanding	3,268,111	3,267,049

UNITED BANCSHARES, INC.

DIRECTORS

Robert L. Benroth

Daniel W. Schutt – Chairman

Herbert H. Huffman

R. Steven Unverferth

H. Edward Rigel

Brian D. Young

David P. Roach

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

Daniel J. Lucke – Chief Financial Officer

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth

H.Edward Rigel

Anthony M.V. Eramo

David P. Roach

Herbert H. Huffman

Robert M. Schulte, Sr.

Kevin L. Lammon

Daniel W. Schutt

William R. Perry

R. Steven Unverferth

Brian D. Young - Chairman/President/CEO

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

30 Coal Bend

Delaware, OH 43015

740-549-3400

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

461 Beecher Road

Gahanna, OH  43230

614-269-4400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

111 S. Main St.

Marion, OH 43302

740-387-2265

220 Richland Rd.

Marion, OH 43302

740-386-2171

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211

468 Polaris Parkway

Westerville, OH  43082

614-269-4402